Exhibit (d)(1)

Form Of

Depositary and Information Agent Agreement
Between
Delaware Investments National Municipal Income Fund
and
Computershare Trust Company, N.A., Computershare Inc.
And
Georgeson LLC

Depositary and IA Agreement 2022	Page 1

THIS DEPOSITARY AND INFORMATION AGENT AGREEMENT dated as of (the “Effective Date”), is by and between Delaware Investments National Municipal Income Fund, a Massachusetts business trust (the “Purchaser” having its principal office and place of business at 100 Independence, 610 Market Street, Philadelphia, PA 19106-23545, and Computershare Inc., a Delaware corporation (“Computershare”), and its affiliate Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company”, and together with Computershare, “Agent”), each having a principal office and place of business at 150 Royall Street, Canton, Massachusetts 02021, and, for purposes of the services provided under Article II hereof, Georgeson LLC, a Delaware limited liability company (“Georgeson”).

ARTICLE I – DEPOSITARY SERVICES

1. APPOINTMENT

1.1 The Purchaser is offering to purchase up to 50% or 10,478,347 common shares , $0.01 par value ( the ("Shares") of the Purchaser at $0.99 per share net to the seller in cash, upon the terms and conditions set forth in its Offer to Purchase dated November 14, 2022 (the “Offer to Purchase”) and in the letter of transmittal in a form acceptable to Agent and Purchaser (the “Letter of Transmittal”), which together, as they may be amended from time to time, constitute the “Offer”. Purchaser hereby appoints Agent to act as depositary in connection with the Offer, Agent hereby accepts such appointment in accordance with and subject to the terms and conditions set forth in this Agreement. Capitalized terms used but not define herein shall have the same meaning as in the offer.

1.2 The “expiration date” for the Offer shall be 5:00 p.m. New York time, on December 13, 2022, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term “Expiration” Date shall mean the latest time and date at which the Offer, as so extended by the Purchaser from time to time, shall expire.

1.3 Promptly after the date hereof, the Purchaser will instruct transfer agent to furnish Agent as depository, with a certified list, in a format acceptable to Agent, of holders of Shares of record at or prior to the date of Offer (“Effective Time”), including each such holder’s name, address, taxpayer identification number (“TIN”), Share amount with applicable tax lot detail, any certificate detail or indication of accounts holding Shares through the Direct Registration System (“Book Entry Shares”) and information regarding any applicable account stops or blocks (the “Record Shareholders List”).

1.4 No later than the earlier of (i) forty-five (45) days after the Expiration Date or (ii) January 15 of the year following the year in which the Expiration Date occurs, the Company shall deliver to Agent as depository written direction on the adjustment of cost basis for covered securities that arise from or are affected by this Offer in accordance with current Internal Revenue Service regulations and as set forth in the Tax Instruction/Cost Basis Information Letter attached hereto as Exhibit A.

2. TENDER OF SHARES

Agent, in its capacity as depositary, will receive tenders of Shares. Subject to the terms and conditions of this Agreement, Agent is authorized to accept such tenders of Shares in accordance with the Offer, and to act in accordance with the following instructions:

2.1 The Shares shall be considered validly tendered to Agent only if:

(a)	Agent receives prior to the Expiration Date, (i) certificates for such Shares (or a Confirmation (as defined in Article I, Section, 2.2(a) below) relating to such Shares), if applicable, (ii) a properly completed and duly executed Letter of Transmittal, Electronic Instruction, as defined below, or an Agent’s Message (as defined in Article I Section 2.2(b) below) relating thereto, and (iii) if applicable, a final determination by the Purchaser of the adequacy of the items received, in accordance with Article I, Section 4 hereof; or

Depositary and IA Agreement 2022	Page 2

(b)	Agent receives (i) a Notice of Guaranteed Delivery (as defined in Article I, Section 2.2(b) below) relating to such Shares prior to the Expiration Date, (ii) certificates for such Shares (or a Confirmation relating to such Shares), if applicable, and either a properly completed and duly executed Letter of Transmittal or an Agent’s Message relating thereto, prior to the end of the second trading day on the New York Stock Exchange after the Expiration Date, and (iii) if applicable, a final determination by Purchaser of the adequacy of the items received, in accordance with Article I, Section 8 hereof.

2.2 For the purpose of this Agreement:

(a)	a “Confirmation” shall be a confirmation of book-entry transfer of Shares into an Agent account at The Depository Trust Company (the “Book-Entry Transfer Facility”) to be established and maintained by Agent in accordance with Article I, Section 3 hereof;

(b)	a “Notice of Guaranteed Delivery” shall be a notice of guaranteed delivery in the form agreed upon by the parties hereto or, if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of such Book-Entry Transfer Facility and Agent; provided, however, that if such notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that such Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf such notice is given that such participant has received and agrees to be bound by the form of such notice; and an “Agent's Message” shall be a message transmitted through electronic means by a Book-Entry Transfer Facility, in accordance with the normal procedures of such Book-Entry Transfer Facility and Agent, to and received by Agent and forming part of a Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Purchaser may enforce such agreement against such participant. The term Agent's Message shall also include any hard copy printout evidencing such message generated by a computer terminal maintained at Agent's office.

(c)	The Purchaser acknowledges that in connection with the Offer Agent may enter into agreements or arrangements with a Book-Entry Transfer Facility which, among other things, provide that (i) delivery of an Agent's Message will satisfy the terms of the Offer with respect to the Letter of Transmittal, (ii) such agreements or arrangements are enforceable against the Purchaser by such Book-Entry Transfer Facility or participants therein and (iii) Agent, as depositary, is authorized to enter into such agreements or arrangements on behalf of the Purchaser. Without limiting any other provision of this Agreement, Agent is expressly authorized to enter into any such agreements or arrangements on behalf of the Purchaser and to make any necessary representations or warranties in connection thereunder, and any such agreement or arrangement shall be enforceable against the Purchaser.

(d)

If any holder of the Shares as of the Effective Time reports to Agent that his or her failure to surrender a certificate representing any Shares registered in his or her name at the Effective Time according to the Record Noteholders List is due to the theft, loss or destruction of such certificate, upon Agent’s receipt from such shareholder of (a) an affidavit of such theft, loss or destruction, (b) an open penalty surety bond in form and substance satisfactory to Agent, and (c) payment of all applicable fees, Agent will make and payment due in connection with the Offer to the former shareholder as though the certificate for the Shares had been surrendered. Agent may charge holders an administrative fee for processing payment with respect to the Shares represented by lost certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates in a single account. Agent may receive compensation, including in the form of commissions for services provided in connection with surety programs offered to shareholders. Shareholders may also secure their own surety bond acceptable to Computershare.

Depositary and IA Agreement 2022	Page 3

3. BOOK-ENTRY ACCOUNT

Agent shall take steps to establish and, subject to such establishment, maintain an account at each Book-Entry Transfer Facility for book-entry transfers of the Shares, as set forth in the Letter of Transmittal and Offer to Purchase. Agent shall maintain the Book Entry account until all shares tendered pursuant to the Offer shall have been subject to payment or returned.

4. PROCEDURE FOR DISCREPANCIES

Agent shall follow its regular procedures to attempt to reconcile any discrepancies between the number of Shares that any Letter of Transmittal or Electronic Instruction may indicate are owned by a tendering shareholder and the number that the Record Shareholders List indicates such shareholder owned. In any instance where Agent cannot reconcile such discrepancies by following such procedures, Agent will consult with the Purchaser for instructions as to the number of Shares, if any; Agent is authorized to accept as validly tendered. In the absence of such instructions, Agent is authorized not to accept any such Shares and will return to the tendering shareholder (at Agent’s option by either first class mail under a blanket surety bond or insurance protecting Agent, the Purchaser from losses or liabilities arising out of the non-receipt or non-delivery of such Shares or by registered mail insured separately for the value of such Shares) to such shareholder’s address as set forth in the Letter of Transmittal any such Shares, the related Letters of Transmittal and any other documents received with such Shares.

-

5. DATE/TIME STAMP

Each document received by Agent relating to its duties hereunder shall be date and time stamped when received.

6. PROCEDURE FOR DEFICIENT ITEMS

6.1 Agent shall examine any certificate representing the Shares, Letter of Transmittal, Notice of Guaranteed Delivery, Agent’s Message and any other document required by the Letter of Transmittal that is received by Agent as depositary to determine whether any tender may be defective. In the event Agent concludes that any Letter of Transmittal, Notice of Guaranteed Delivery, Agent’s Message or other document has been improperly completed, executed or transmitted, any certificate representing Shares is not in proper form for transfer or some other irregularity in connection with the tender of the Shares exists, Agent is authorized, subject to Article I, Section 8.2 below, to advise the tendering shareholder or transmitting Book-Entry Transfer Facility, as the case may be, of the existence of the irregularity. Agent is not authorized to accept any tender that is not made in accordance with the terms and conditions set forth in the Offer, or any other tender which Agent deems to be defective, unless Agent shall have received from the Purchaser the applicable Letter of Transmittal (or if the tender was made by means of a Confirmation containing an Agent’s Message, a written notice), duly dated and signed by an authorized officer of the Purchaser, indicating that any defect or irregularity in such tender has been cured or waived and that such tender has been accepted by the Purchaser.

Depositary and IA Agreement 2022	Page 4

6.2 Promptly upon concluding that any tender is defective, Agent shall use reasonable efforts in accordance with Agent’s regular procedures to notify the person tendering such Shares, or Book-Entry Transfer Facility transmitting the Agent's Message, as the case may be, of such determination and, when necessary, return the subject Shares to such person in the manner described in Article I, Section 8 hereof. The Purchaser shall have full discretion to determine whether any tender is complete and proper and shall have the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form and to determine whether the acceptance of or payment for such tenders may, in the opinion of counsel for the Purchaser, be unlawful; it being specifically agreed that Agent shall have neither discretion nor responsibility with respect to these determinations. To the extent permitted by applicable law, the Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. The interpretation by the Purchaser of the terms and conditions of the Offer to Purchase, the Letter of Transmittal and the instructions thereto, a Notice of Guaranteed Delivery or an Agent's Message (including without limitation the determination of whether any tender is complete and proper) shall be final and binding.

6.3 If less than all of the Shares validly tendered pursuant to the Offer are to be accepted because the Offer is oversubscribed by the Expiration Date, the Purchaser shall provide Agent with instructions regarding proration as soon as practicable. Agent shall maintain accurate records as to all the Shares tendered prior to or on the Expiration Date.

6.4 If any such deficiency with respect to any certificated Shares is neither corrected nor waived prior to the offer expiration date, Agent shall: (a) convert the shared represented by such certificate to a Book Entry position and (b) send to such holder a defect letter describing the applicable defects and asking that the deficiencies be corrected.

7. REPORT OF TENDER ACTIVITY

7.1. Agent shall forward reports of tender activity, by email, beginning 3 weeks prior to the initial expiration date, to each of the parties named below as to the following information, based upon a preliminary review as of the close of business on the preceding business day: (i) the number of the Shares tendered; (ii) the number of the Shares tended represented by certificates physically held by Agent; (iii) the number of the Shares represented by Notices of Guaranteed Delivery; (iv) the number of the Shares withdrawn; and (v) the cumulative totals of the Shares in categories (i) through (iv) above. At the expiration of the offer Agent shall provide a master lists of the Shares elected, including a complete list of the electing shareholders.

(a)	Michael Dresnin, Esq., Macquarie Asset Management – Legal Department, Michael.dresnin@macquarie.com, 215-255-1511

(b)	Richard Salus, Macquarie Asset Management – CFO, richard.salus@macquarie.com, 215-255-1010

(c)	Dennis Gallagher, Macquarie Asset Management – T/A Systems Control, dennis.gallagher@macquarie.com, 215-255-2980

(d)	Adam Deitz, Macquarie Asset Management – T/A Systems Control, adam.deitz@macquarie.com, 215-255-8860

(e)	Dan Geatens, Treasurer, Daniel.geatens@macquarie.com, 215-255-1664

(f)	Carleen Michalski, Macquarie Asset Management – Product Development, carleen.michalski@macquarie.com, 215-255-1263

Depositary and IA Agreement 2022	Page 5

(g)	Taylor Brody, Stradley Ronon Stevens & Young, LLP; ebrody@stradley.com; 215-564-8071

(h)	Matthew Keener, Macquarie Asset Management – Product Development, matthew.keener@macquarie.com

7.2. Agent may furnish to the Purchaser, upon reasonable request, ad hoc reports. Fees for such reports will be as set forth on the Schedule of Fees attached hereto as Exhibit B. At the expiration of the Offer Agent shall provide a master list of the Shares tendered, including a complete list of the tendering shareholders.

8. NOTICE OF WITHDRAWAL

Agent will return to any person tendering the Shares, in the manner described in Article I, Section 11 hereof, any Shares tendered by such person but duly withdrawn pursuant to the Offer to Purchase. To be effective, Agent must receive a written notice of withdrawal at its address as set forth on the back page of the Offer to Purchase, within the time period specified for withdrawal in the Offer to Purchase or other method mutually agreed to by the Purchaser and Agent. Any notice of withdrawal must specify the name of the registered holder of the Shares to be withdrawn, the number of the Shares to be withdrawn and, if such Shares are represented by a physical certificate, the number of such certificate. Agent is authorized and directed to examine any notice of withdrawal to determine whether it believes any such notice may be defective. In the event Agent concludes that any such notice is defective it shall, after consultation with and on the instructions of the Purchaser, use reasonable efforts in accordance with its regular procedures to notify the person delivering such notice of such determination. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, whose determination shall be final and binding. Any Shares withdrawn in accordance with the procedures set forth in this section shall no longer be considered to be properly tendered unless such Shares are re-tendered prior to the Expiration Date in accordance with Article I, Section 2 hereof.

9. RETURN OF SHARES

If, pursuant to the terms and conditions of the Offer, the Purchaser has notified Agent that it does not accept certain of the Shares tendered or purported to be tendered or a shareholder has withdrawn any tendered Shares, the Purchaser instructs the Agent to promptly return tendered certificated shares, by canceling all such certificated Shares and issuing an equal number of book-entry shares in Direct Registration System to each tendering holder and mail a transaction advice reflecting such to each holder, together with any other documents received, to the person who deposited the same. Any transaction advice for such Shares and other documents shall be delivered by Agent, at its option, by:

a)	First class mail under a blanket surety bond or insurance protecting Agent and the Purchaser from losses or liabilities arising out of the non-receipt or non-delivery of such Shares; or

b)

Registered mail insured separately for the value of such Shares. If any such Shares were tendered or purported to be tendered by means of a Confirmation containing an Agent's Message, Agent shall notify the Book-Entry Transfer Facility that transmitted such Confirmation of the Purchaser’s decision not to accept the Shares.

10. AMENDMENT/EXTENSION OF OFFER

Any amendment to or extension of the Offer, as the Purchaser shall from time to time determine, shall be effective upon notice to Agent from the Purchaser given prior to the time the Offer would otherwise have expired, and shall be promptly confirmed by the Purchaser in writing; provided that Agent may rely on and shall be authorized and protected in acting or failing to act upon any such notice even if such notice is not confirmed in writing or such confirmation conflicts with such notice. If at any time the Offer shall be terminated as permitted by the terms thereof, the Purchaser shall promptly notify Agent of such termination. For purpose of this agreement, an extension or subsequent offer period (an “Extension”) shall last up to 10 business days. Any Extension period exceeding 10 business days will incur additional fees commensurate with that extension or extensions.

Depositary and IA Agreement 2022	Page 6

11. DISTRIBUTION OF ENTITLEMENTS

11.1 If, under the terms and conditions set forth in the Offer to Purchase, the Purchaser becomes obligated to accept and pay for the Shares validly tendered, the Purchaser shall:

a)	Provide Agent with a Notice of Acceptance in a form mutually agreed to by Agent and the Purchaser

b)	Provide Agent with instructions to coordinate the transfer of the Shares purchased in a form mutually agreed to by Agent and the Purchaser (the “Transfer of Shares”)

c)

Deposit with Agent sufficient federal or other immediately available funds to pay, subject to the terms and conditions of the Offer, all shareholders for whom payment for the Shares are to be drawn, less any adjustments required by the terms of the Offer and all applicable tax withholdings (“Tender Consideration”),

11.2 Upon the Transfer of the Shares and deposit of immediately available funds, Agent shall deliver or who have validly tendered their Shares (or such holders' designated payees), consistent with this Agreement and the Letter of Transmittal, official bank checks, or other method as mutually agreed between Agent and the Purchaser, in the amount of the applicable purchase price specified in the Offer (less any applicable tax withholding) for the Shares theretofore properly tendered and purchased under the terms and conditions of the Offer (the “Payment Event”). Tender Consideration must be received by Agent prior to 9:00 a.m. New York City time for Payment Event to commence on the same day that Tender Consideration is received by Agent. Agent will not be obligated to calculate or pay interest to any holder or any other party claiming through a holder or otherwise.

ARTICLE II – Information Agent Services

Information Agent Services

1.	Services. Georgeson is appointed and shall perform the information agent services described in the attached Exhibit B (such services, collectively, the “IA Services”).

2.

Fees. In consideration of Georgeson’s performance of the IA Services, the Purchaser shall pay Georgeson the amounts, and pursuant to the terms, set forth on the attached Exhibit B, together with the Expenses (as defined below). The Purchaser acknowledges and agrees that the Schedule of Fees shall be subject to adjustment if the Purchaser requests Georgeson to provide services with respect to additional matters or a revised scope of work.

3.

Expenses. In addition to the fees and charges described in paragraphs (2) and (4)hereof, Georgeson shall charge the Purchaser, and the Purchaser shall be solely responsible, for the following costs and expenses (collectively, the “Expenses”):

a.	Costs and expenses incidental to the Offer, including without limitation the mailing or delivery of Offer materials;

b.

Costs and expenses relating to Georgeson’s work with its agents or other parties involved in the Offer, including without limitation charges for bank threshold lists, data processing, telephone directory assistance, facsimile transmissions or other forms of electronic communication;

Depositary and IA Agreement 2022	Page 7

c.

Costs and expenses incurred by Georgeson at the Purchaser’s request or for the Purchaser’s convenience, including without limitation for copying, printing of additional and/or supplemental material and travel by Georgeson’s personnel; and

d.

Any other costs and expenses authorized by the Purchaser during the course of the Offer, including without limitation those relating to advertising (including production and posting), media relations and analytical services.

e.	The Purchaser shall pay all applicable taxes incurred in connection with the delivery of the IA Services or Expenses.

4. Custodial Charges.

Georgeson agrees to check, itemize and pay on the Purchaser’s behalf the charges of brokers and banks, with the exception of Broadridge Financial Solutions, Inc. (which will bill the Purchaser directly), for forwarding the Purchaser’s offering material to beneficial owners. The Purchaser shall reimburse Georgeson for such broker and bank charges in the manner described in the Fees & Services Schedule.

ARTICLE III – GENERAL PROVISIONS

1. ELIGIBILITY OF SHARES FOR PAYMENT

Other than as set forth in this Agreement otherwise, all Shares are eligible for payment regardless of any restrictive legend affixed thereupon or applicable thereto, any dissenter’s rights and any other restrictions on payment, Purchaser agrees to provide the information on the list of affiliates, ineligible shares and certain plans as required by Exhibit C, as requested.

2. DEPOSIT OF FUNDS

2.1 All funds received by Computershare pursuant to this Agreement that are to be distributed or applied by Computershare in accordance with the terms of this Agreement (the “Funds”) shall be delivered to Computershare by 9:00 a.m. Eastern Time (“ET”) and in no event later than 12:00 p.m. ET on the Effective Time. Funding after 9:00 a.m. but before 12:00 p.m. on the Effective Time may cause delays in payments to be made on the Effective Time. Delivery of the Funds on any day after 2:00 p.m. ET will be subject to the terms of Article III, Section 2.4, below. Once received by Computershare, the Funds shall be held by Computershare as agent for the Purchaser. Until paid or distributed in accordance with this Agreement, the Funds shall be deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Purchaser. Until paid pursuant to this Agreement, Computershare shall hold the Funds through such accounts.

2.2 Computershare will only draw upon the Funds in such account(s) as required from time to time in order to make the payments for the Shares and any applicable tax withholding payments. Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this Article III, Section 2, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Purchaser, any holder or any other party.

Depositary and IA Agreement 2022	Page 8

2.3 Computershare is acting as Agent hereunder and is not a debtor of the Purchaser in respect of the Funds.

2.4 In the case of late-day funding, which means delivery of the Funds to Computershare after 2:00 p.m. ET on any day, regardless of whether such funding occurs prior to, or after, the Effective Time as set forth in Article III, Section 2.1 above (“Late-Day Funding”), Federal Deposit Insurance or other bank liquidity charges may apply in connection with the overnight deposit of the Funds with commercial banks. The parties hereto agree that any such charges assessed as a result of Late-Day Funding will be charged to the Purchaser and the Purchaser hereby agrees to pay such charges.

2.5 The Purchaser agrees to deliver the Funds by wire to the account(s) listed on the attached Exhibit D, which may be amended in writing from time to time.

3. INTERNATIONAL CURRENCY EXCHANGE

Computershare at its option may offer its International Currency Exchange (“ICE”) Service (the “Service”) to certain shareholders whereby any such shareholder can elect to receive their payment in a currency other than U.S. Dollars, via a convenient and secure currency conversion service. The Service is voluntary and will only be utilized at the direction of the eligible shareholder electing such Service and agreeing to the terms and condition of the Service as described in the ICE Registration Form included with a Letter of Transmittal and sent to eligible shareholders. Agent shall charge a fee to participants for processing. The Purchaser will not incur fees resulting from the Service.

4. DATE/TIME STAMP

Each document received by Agent relating to its duties hereunder shall be dated and time stamped when received.

5. RESERVED

6. TAX REPORTING

6.1 Agent shall prepare and file with the appropriate governmental agency and mail to each shareholder, as applicable, all appropriate tax information forms, including but not limited to Forms 1099-B, covering payments or any other distributions made by Agent pursuant to this Agreement during each calendar year, or any portion thereof, during which Agent performs services hereunder, as described in the Tax Instruction /Cost Basis Information Letter attached hereto as Exhibit A. Any cost basis or tax adjustments required after the Effective Time will incur additional fees.

6.2 With respect to any surrendering shareholder whose TIN has not been certified as correct, Agent shall deduct and withhold the appropriate backup withholding tax from any payment made to such shareholder pursuant to the Internal Revenue Code. Agent shall forward such withholding taxes to the IRS with the appropriate required documentation customarily required to discharge the Purchaser’s applicable withholding obligation with respect to such transactions.

6.3 Should any issue arise regarding federal income tax reporting or withholding, Agent shall take such reasonable action as the Purchaser may reasonably request in writing. Such action may be subject to additional fees.

7. UNCLAIMED PROPERTY The Agent shall report unclaimed property to each state in compliance with state laws. Agent will charge the Purchaser its standard fees plus expenses (including the cost of due diligence mailings) for such services. Purchaser acknowledges and agrees that in the case of reports made and property delivered pursuant to an initial or voluntary compliance program administered by private auditing agents retained by state unclaimed property administrators, Agent will be compensated for its efforts in facilitating the Purchaser’s involvement in such a program including the provision of the necessary records and remittance of property in the manner required by the program by means of an expense reimbursement payment based on a percentage of the property remitted to the states through participation in the program. Purchaser will not be charged for any services performed by the Agent in conjunction with the program to the extent that Agent receives an expense reimbursement and agrees to reimburse Agent for any expenses incurred in the performance of such services.

Depositary and IA Agreement 2022	Page 9

8. AUTHORIZATIONS AND PROTECTIONS

As agent for the Purchaser hereunder, Agent and Georgeson, respectively:

8.1 Shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by Agent or Georgeson, as applicable, and the Purchaser;

8.2 Shall have no obligation to make any payment for the Shares unless the Purchaser shall have provided the necessary federal or other immediately available funds to pay in full amounts due and payable with respect thereto;

8.3 Shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any certificates or the Shares represented thereby surrendered hereunder and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Certificates;

8.4 Shall not be obligated to take any legal action hereunder; if, however, Agent or Georgeson, as applicable, determines to take any legal action hereunder, and where the taking of such action might, in such party’s judgment, subject or expose it to any expense or liability, Agent or Georgeson, as applicable, shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;

8.5 May rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to Agent and reasonably believed by Agent or by Georgeson, as applicable, to be genuine and to have been signed by the proper party or parties;

8.6 Shall not be liable or responsible for any recital or statement contained in the Offer to Purchase or any other documents relating thereto;

8.7 Other than in its capacities under this Agreement, shall not be liable or responsible for any failure of the Purchaser or any other party to comply with any of its covenants and obligations relating to the Offer to Purchase, including without limitation obligations under applicable securities laws;

8.8 Shall not be liable to any holder of the Shares for any property that has been delivered to a public official pursuant to applicable abandoned property law;

8.9 May, from time to time, rely on instructions provided by the Purchaser concerning the services provided hereunder. Further, Agent or Georgeson, as applicable, may apply to any officer or other authorized person of Purchaser for instruction, and may consult with legal counsel for Agent or Georgeson, as applicable, or the Purchaser with respect to any matter arising in connection with the services provided hereunder. Agent and its agents and subcontractors shall not be liable and shall be indemnified by Purchaser under Article III, Section 10,2 of this Agreement for any action taken or omitted by Agent or Georgeson, as applicable, in reliance upon any Purchaser instructions or upon the advice or opinion of such counsel. Neither Agent nor Georgeson shall be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Purchaser;

8.10 May rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any reasonable interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed;

Depositary and IA Agreement 2022	Page 10

8.11 Either in connection with, or independent of the instruction term in Article III, Section 10.2, Agent or Georgeson, as applicable, may consult counsel satisfactory to such party (including internal counsel), and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by Agent or Georgeson, as applicable, hereunder in good faith and in reliance upon the advice of such counsel;

8.12 May perform any of its duties hereunder either directly or by or through agents or attorneys and neither Agent nor Georgeson shall be liable or responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care hereunder; and

8.13 Is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

9. REPRESENTATIONS AND WARRANTIES

9.1 Agent. Agent represents and warrants to Purchaser that:

(a)

Governance. Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement; and

(b)

Compliance with Laws. The execution, delivery and performance of this Agreement by Agent has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Agent enforceable against Agent in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Agent, (iii) Agent’s incorporation documents or by-laws, or (iv) any material agreement to which Agent is a party.

9.2 Purchaser. Purchaser represents and warrants to Agent that:

(a)

Governance. It is a business trust duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and it has full power, authority and legal right to enter into and perform this Agreement;

(b)

Compliance with Laws. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Purchaser, (iii) Purchaser’s incorporation documents or by-laws, (iv) any material agreement to which Purchaser is a party, or (v) any applicable stock exchange rules; and

Depositary and IA Agreement 2022	Page 11

9.3 Georgeson. Georgeson represents and warrants to Purchaser that:

(a)

Governance. Information Agent is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full power, authority and legal right to execute, deliver and perform this Agreement; and

(b)

Compliance with Laws. The execution, delivery and performance of this Agreement by Georgeson has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Georgeson enforceable against Georgeson in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Georgeson is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Georgeson, (iii) Georgeson’s organizational documents or by-laws, or (iv) any material agreement to which Georgeson is a party.

10. INDEMNIFICATION AND LIMITATION OF LIABILITY

10.1 Liability. Agent and Georgeson shall only be liable, severally and not jointly, for any loss or damage determined by a court of competent jurisdiction to be a result of Agent’s or Georgeson’s respective gross negligence or willful misconduct; provided that any respective liability of Agent and Georgeson will be limited in the aggregate of two (2) times the amounts paid hereunder by Purchaser to Agent or Georgeson, respectively, as fees and charges, but not including reimbursable expenses.

10.2 Indemnity. Purchaser shall indemnify and hold Agent and Georgeson harmless from and against, and neither Agent nor Georgeson shall be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or attributable to Agent’s or Georgeson’s respective duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this Agreement, except for any liability of Agent or Georgeson as set forth in Article III, Section 10.1 above.

Georgeson shall indemnify and hold harmless the Company, its affiliates and their respective officers, directors, employees and agents from and against any and all Losses arising out of or relating to the performance of the Services, including the reasonable costs and expenses of defending against any Loss or enforcing this Agreement, to the extent such Losses shall have been determined by a court of competent jurisdiction to be a result of Georgeson’s gross negligence or willful misconduct.

Agent shall indemnify and hold harmless the Company, its affiliates and their respective officers, directors, employees and agents from and against any and all Losses arising out of or relating to the performance of the Services, including the reasonable costs and expenses of defending against any Loss or enforcing this Agreement, to the extent such Losses shall have been determined by a court of competent jurisdiction to be a result of Agent’s gross negligence or willful misconduct.

11. DAMAGES

Notwithstanding anything in this Agreement to the contrary, no party shall be liable to any other for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

Depositary and IA Agreement 2022	Page 12

12. CONFIDENTIALITY

12.1 Definition. “Confidential Information” shall mean any and all technical or business information relating to a party, including, without limitation, financial, portfolio holdings, marketing and product development information, shareholder data (including any non-public information of such shareholder), proprietary information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

12.2 Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party's prior consent. However, each party may disclose relevant aspects of the other party's Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement such physical and other security measures and controls which are designed to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Article III, Section 12.

12.3 Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Agent or Georgeson, as applicable, for shareholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

12.4 Unauthorized Disclosure. As may be required by law and without limiting any party's rights in respect of a breach of this Article III, Section each party will promptly:

(a)	Notify the other party in writing of any unauthorized possession, use or disclosure of the other party's Confidential Information by any person or entity that may become known to such party;

(b)	Furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)	Use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

12.5 Costs. Each party will bear the costs it incurs as a result of compliance with this Article III, Section

12.6 Damages. The parties agree that money damages may not be a sufficient remedy for any breach of this Section 12.6 by any party hereto . Upon any actual or threatened violation of this Section 12.6, the non-breaching party shall be entitled to seek preliminary and other injunctive relief against such violation, in addition to any other rights or remedies which such non-breaching party may have at law or in equity.

Depositary and IA Agreement 2022	Page 13

13. TERMINATION

13.1 Depositary. The Agent or the Purchaser may, with respect to the depositary services, terminate this Agreement upon 30 days prior written notice to the other party. Unless so terminated, this Agreement shall continue in effect until all Shares have been received and paid for, or until the final delivery of all consideration(s) to the appropriate states as unclaimed property. In the event of such termination, the Purchaser will appoint a successor agent and inform Agent of the name and address of any successor agent so appointed, provided that no failure by the Purchaser to appoint such a successor agent shall affect the termination of this Agreement or the discharge of Agent as agent hereunder. Upon any such termination, Agent shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all outstanding fees and expenses hereunder, Agent shall promptly forward to the Purchaser or its designee any unpaid Tender Consideration deposited with Agent pursuant to Article III, Section 4 hereof.

13.2 Information Agent. Either Georgeson or the Purchaser may, with respect to the IA Services, terminate this Agreement upon 30 days prior written notice to the other party. Unless so terminated, this Agreement shall, with respect to IA Services continue in effect for the term of the Offer and any extension thereof, and shall terminate upon the final expiration of the Offer.

13.3 Notices of termination delivered pursuant to Article III, Section 13.1, above, will not be deemed to terminate IA Services. Likewise, termination pursuant to Article III, Section 13.2, above, will not be deemed to terminate depositary services.

14. COMPENSATION AND EXPENSES

14.1 The Purchaser shall pay to Agent and to Georgeson, respectively, compensation in accordance with the attached Exhibit C, together with reimbursement for reasonable fees and disbursements of counsel, regardless of whether any Shares are surrendered to Agent, for Agent’s services as agent hereunder, and for Georgeson’s services as information agent hereunder.

14.2 The Purchaser shall be charged for certain expenses advanced or incurred by Agent and Georgeson in connection with the performance of their respective duties hereunder. Such charges include, but are not limited to, stationery and supplies, such as checks, envelopes and paper stock, as well as any disbursements for telephone and document creation and delivery. While both Agent and Georgeson endeavor to maintain such charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include handling charges to cover internal processing and use of Agent’s and Georgeson’s billing systems.

14.3 If any out-of-proof condition caused by the Purchaser or the Company or any of its prior agents arises during any terms of this agreement, the Purchaser will, promptly upon Agent’s request, provide Agent with funds or shares sufficient to resolve the out-of-proof condition.

14.4 All amounts owed to Agent and Georgeson hereunder are due within thirty (30) days of the invoice date. Delinquent payments are subject to a late payment charge of one and one half percent (1.5%) per month commencing forty-five (45) days from the invoice date. The Purchaser agrees to reimburse Agent and Georgeson for any attorney’s fees and any other costs associated with collecting delinquent payments.

14.5 The parties hereto agree that in the event that Agent and Georgeson commence performance under this Agreement, which performance may include, inter alia, initial event set-up activity, balancing and reconciliation, loading files, preparing letters of transmittal or other documents, as applicable, but the transaction contemplated hereunder is not initiated for any reason, the Purchaser agrees to pay, in any event, the Event Management fee and the IA Services base fee, set forth in Exhibit B, attached hereto. In addition, the Purchaser agrees to pay any expenses incurred by the Agent in connection with the services hereunder, up to and including the date on which Agent receives written notice of termination pursuant to Article III, Section 13 hereof.

Depositary and IA Agreement 2022	Page 14

14.6 Following initiation and notice of termination of this Agreement for any reason, the Purchaser hereby agrees to pay on or before the effective date of such termination (a) all fees earned and expenses set forth on the attached Exhibit B incurred by Agent through and including the date of such termination, including, in any event, the Event Management Fee, and (b) all costs and expenses associated with the movement of records, materials, and services to Purchaser or the successor agent, including all reasonable expense.

14.7 Purchaser is responsible for all taxes, levies, duties, and assessments levied on services purchased under this Agreement (collectively, “Transaction Taxes”). Computershare is responsible for collecting and remitting Transaction Taxes in all jurisdictions in which Computershare is obligated to collect such Transaction Taxes. Computershare shall invoice Purchaser for such Transaction Taxes that Computershare is obligated to collect upon the furnishing of services provided hereunder. Purchaser shall pay such Transaction Taxes according to the terms in Article III, Section 14.1, above. Computershare shall timely remit to the appropriate governmental authorities all such Transaction Taxes. To the extent that Purchaser provides Computershare with valid exemption certificates, direct pay permits, or other documentation that exempts Computershare from collecting Transaction Taxes from Purchaser, invoices issued for services hereunder provided after Computershare’s receipt of such certificates, permits, or other documentation will not reflect exempted Transaction Taxes. Computershare is solely responsible, as applicable, for the payment of all personal property taxes, franchise taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to Computershare’s personnel, and taxes based on Agent’s and Georgeson’s net income or gross revenues relating to services provided hereunder.

15. ASSIGNMENT

Neither this Agreement nor any rights or obligations hereunder may be assigned by Purchaser or Agent without the written consent of the other parties; provided, however, that Agent may, with written notice but without further consent of Purchaser, assign any of its rights and obligations hereunder to any affiliated agent registered under Rule 17Ac2-1 promulgated under the 1934 Act.

16. SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES

16.1 Subcontractors. Agent or Georgeson, as applicable, may, without further consent of Purchaser, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g. lost shareholder searches, escheatment, telephone and mailing services); provided, however, that Agent or Georgeson, as applicable, shall be as fully responsible to Purchaser for the acts and omissions of any subcontractor as it is for their own respective acts and omissions.

16.2 Unaffiliated Third Parties. Nothing herein shall impose any duty upon Agent, or Georgeson, as applicable in connection with or make Agent or Georgeson, as applicable liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Article III, Section 16.1 of this Agreement) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Agent or Georgeson selected such company, the selecting party selected exercised due care in selecting the same.

17. MISCELLANEOUS

17.1 Notices. All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, shall be deemed effective on the date of receipt, and may be sent by overnight delivery services, or by certified or registered mail, return receipt requested to:

Depositary and IA Agreement 2022	Page 15

If to the Purchaser:	with an additional copy to:

Delaware Investments National
Municipal Income Fund
100 Independence
610 Market Street
Philadelphia, PA 19106-2354
Michael E. Dresnin
Tel: 215-255-1511
daniel.geatens@macquarie.com
Michael.dresnin@macquarie.com

Daniel V. Geatens Vice President 100 Independence 610 Market Street Philadelphia, PA 19106-2354 Tel: 215-255-1664

Invoice for fees and services(if different than above):

Delaware Investments National Municipal Income Fund
100 Independence
610 Market Street
Philadelphia, PA 19106-2354
daniel.geatens@macquarie.com
Daniel V. Geatens, Vice President

If to Agent (as applicable):	with an additional copy to:

Computershare Inc.
480 Washington Boulevard, 26th Floor
Jersey City, NJ 07310
Attn: Corp Actions Relationship Manager
Or
Computershare Inc.
150 Royall Street
Canton, MA 02021
Attn: Corp Actions Relationship Manager

Computershare Inc. 150 Royall Street Canton, MA 02021 Attn: Legal Department

If to Georgeson:	with an additional copy to:

Georgeson LLC 1290 Avenue of the Americas, 9th Floor, New York, NY 10104 Attn: Relationship Manager	Georgeson LLC 480 Washington Boulevard, 26th Floor Jersey City, NJ 07310 Attn: Legal Department

17.2 No Expenditure of Funds. No provision of this Agreement shall require Agent or Georgeson, as applicable, to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

Depositary and IA Agreement 2022	Page 16

17.3 Publicity. No party shall issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the services to be provided hereunder without obtaining the prior written approval of the other party, which may be withheld in the other party’s sole discretion; provided that Agent and Georgeson may use Purchaser’s name in their respective-customer lists or otherwise as required by applicable law or regulation and Purchaser can use Agent’s and Georgeson’s name and telephone number in regulatory required press releases.

17.4 Successors. All the covenants and provisions of this Agreement by or for the benefit of Purchaser or Agent and Georgeson, as applicable, shall bind and inure to the benefit of their respective successors and assigns hereunder.

17.5 Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the Board of Trustees of Purchaser.

17.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

17.7 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law. The parties irrevocably, (a) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (c) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby. Neither Agent nor Georgeson shall be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. Agent and Georgeson may each consult with foreign counsel, at Purchaser’s expense, to resolve any foreign law issues that may arise as a result of Purchaser or any other party being subject to the laws or regulations of any foreign jurisdiction.

17.8 Force Majeure. Notwithstanding anything to the contrary contained herein, neither Agent nor Georgeson shall be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, pandemics, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

17.9 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Agent, Georgeson, Purchaser and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

17.10 Survival. All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

17.11 Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in (a) this Agreement, (b) any schedules or attachments hereto, and (c) the Offer to Purchase, the terms and conditions of the Offer shall control, except with respect to Agent’s duties,

Depositary and IA Agreement 2022	Page 17

liabilities, and rights, including without limitation compensation and indemnification, which shall be controlled by the terms contained in this Agreement.

17.12 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

17.13 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

17.14 Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

17.15 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement executed and or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[The remainder of this page has been intentionally left blank. Signature page follows.]

Depositary and IA Agreement 2022	Page 18

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of Effective Date hereof.

DELAWARE INVESTMENTS NATIONAL MUNICIPAL INCOME FUND

By:

Name:

Title:

COMPUTERSHARE TRUST COMPANY, N.A., and
COMPUTERSHARE INC.,

On behalf of both entities

By:

Name:

Title:

GEORGESON LLC

By:

Name:

Title:

Depositary and IA Agreement 2022	Page 19

Exhibit A	Tax Instruction and Cost Basis Information Letter
Exhibit B	Schedule of Fees
Exhibit C	List of affiliates, Ineligible Shares, and Plans
Exhibit D	Wire Instructions

Depositary and IA Agreement 2022	Page 20

EXHIBIT A;

Section 1

Standard Tax Reporting Instructions

Depositary and IA Agreement 2022	Page 21

Exhibit B

SCHEDULE OF FEES
Computershare To Serve As Depositary
And Georgeson as Information Agent
In Connection With
Delaware Investments National Municipal Income Fund’s
Self Tender Offer

FEES FOR SERVICES*

Depositary Fees	Fees	Discount	Discounted Fees
Event Management	$32,800	30%	$22,960
Tax Administration	$1,500		$1,500
Per Registered Account	$6		$6
Per Tender Processed	$18		$18
Per Payment	$5.50		$5.50
Per 1099	$3.50		$3.50

Information Agent Fees	Fees
Event Management	$6,500
Toll-Free phone number set-up fee	Included
Live operator inbound calls	$2.95 per minute
Live operator outbound calls	$6.50 per call
Per extension or subsequent offering period	$1,000
Tombstone in NY paper	Market Rates

*The above fees exclude expenses and assume the use of Agent’s standard agency agreement and Letter of Transmittal. We agree that in the event that the transaction and/or your services are begun but not completed for any reason, the above Project Management fee will be charged, plus the expenses associated with work performed up to the point Agent is notified. It is required that this Agreement be executed on or before the Effective Time. Mailing and processing will not begin until this Agreement has been executed by the Purchaser and Agent. This Schedule of Fees is based upon information provided to date and may be subject to change. All quoted pricing is valid for 90 days from issuance of quote.

Depositary and IA Agreement 2022	Page 22

SERVICES COVERED

DEPOSITARY - Tender Offer

■	Designating an operational team to carry out depositary duties
■	Reviewing this Agreement and other legal documents
■	Reviewing the communication package (i.e. Offer to Purchase, Letter of Transmittal (LT), enclosure letter(s) and other documentation)
■	Enclosing and mailing Letters of Transmittal, notice to Shareholders, IRS Forms W-9s/W-8s, if applicable, and return envelopes, as applicable
■	Send Event Announcement E-mails to eligible holders providing access instructions and codes to enter the Website, as applicable.
■	Providing the Offer Web Site for eligible Shareholders to submit their tender instructions and the ability to amend or withdrawal previously submitted instructions according to the Offer terms for thirty (30) calendar days commencing from the launch of the Offer Website. Any extension(s) of the above referenced time period may require additional fees.
■	Interfacing with Georgeson, as necessary
■	Converting Target’s shareholder records to Computershare’s corporate actions system
■	Establish post office boxes for receipt of Offer materials
■	Coordinate mailing of Offer materials to shareholders with Georgeson
■	Coordinating the Offer with the Depositary Trust and Clearing Corporation
■	Receiving and opening Shares physically tendered
■	Tabulation and inclusion into the Offer, of Electronic Instructions received via the Offer Web Site
■	Upfront review of Shares tendered to ensure presentment of certificates and legal documents, when applicable
■	Curing defective LTs, including telephoning and writing shareholders in connection with unsigned or improperly executed LTs
■	Responding to shareholder telephone and correspondence inquiries
■	Coordinating with the Purchaser’s transfer agent the mailing of proper documentation to shareholders whose certificates are alleged to have been lost, stolen, or destroyed, in order to effect the exchange without certificate surrender
■	Canceling surrendered certificates
■	Tracking and reporting the number of Shares submitted and the submitting shareholders, as follows: Agent shall forward up to 10 reports of tender activity by email beginning the last 2 weeks before the expiration to each of the parties named below as to the following information, based upon a preliminary review as of the close of business on the preceding business day: (i) the number of Shares tendered; (ii) the number of Shares tendered represented by certificates physically held by Agent; (iii) the number of Shares represented by Notices of Guaranteed Delivery; (iv) the number of Shares withdrawn; and (v) the cumulative totals of Shares in categories (i) through (iv) above. At the expiration of the Offer Agent shall provide a master list of Shares elected, including a complete list of the electing stockholders. Agent can furnish to the Purchaser, upon reasonable request, additional daily or inter-day ad hoc reports, for an additional fee of $100.00 per report.
■	Prorating tendered Shares, if applicable
■	Calculating and issuing checks upon expiration of the tender period, assuming receipt of properly executed Letters of Transmittal and surrender of certificates
■	Coordinating with Purchaser’s transfer agent the cancellation of tendered Shares and the reissuance of Shares not accepted in the Offer
■	Issuing tax forms and filing tax information with the IRS, as required
■	Enclosing and mailing Forms 1099-B, and letters or notices to shareholders
■	Replacing checks alleged to have been lost or destroyed

Depositary and IA Agreement 2022	Page 23

INFORMATION AGENT – TENDER OFFER

BASE SERVICES

■	Advance review of Offer documents
■	Strategic advice relating to the Offer
■	Dissemination of Offer documents to bank and broker community
■	Communication with bank and broker community during Offer period
■	Outreach to professional investors
■	Communication with Agent to monitor progress of the Offer
■	Provide progress updates to the advisory team

ADDITIONAL/SUPPLEMENTAL SERVICES

■	Dedicated toll-free number, call center staffing and training
■	Outbound communications to registered/retail holders
■	Inbound communications to call center

NOTE: The foregoing fees are exclusive of Expenses and custodial charges as described in Article II, Sections 3 and 4 of this Agreement.

ITEMS NOT COVERED

■	All expenses such as ad hoc reports, printing, checks, postage, stationery, wire transfers, etc. (these will be billed as incurred)
■

Surcharge(s) for services, including, without limitation, Project Management services, rendered outside of normal business hours (i.e. 6:00 p.m. - 8:00 a.m. Monday through Friday, weekends, and U.S. holidays observed by the New York Stock Exchange). Additional fees will be provided on an appraisal basis.

ASSUMPTIONS

■	Schedule of Fees based upon information known at this time about the transaction
■	Significant changes made in the terms or requirements of this transaction could require modifications to this Schedule of Fees
■

The Offer Web Site will be in operation to receive instructions from eligible holders for thirty (30) calendar days commencing from the launch of the Offer Website. Any extension(s) of the above referenced time period may require additional fees.

■

Project management fee include pre-launch and ongoing services related to the event, for up to 30 business days. Any application of an additional extension fee will apply for each subsequent two-week extension period or any part thereof, of the Offer, commencing immediately following the original Offer period.

■	Schedule of Fees assumes the use of Agent’s standard legal agreement and Letter of Transmittal

Incidental Fees

Relevant incidental fees from the chart below may apply to your program; charges would only be billed if incurred.

Depositary and IA Agreement 2022	Page 24

Description	Amount
File Upload, Per File (if Computershare standard form)	$1,000
●If file is not Computershare standard form	Additional $500
●File is received less than 3 days prior to effective date	Additional $500
Per Underlying Exchange	$1,250
Per Additional Class	$1,000
Legal Fees for Changes to Standard T&Cs	$1,500
Midnight Expiration	$3,000
Per extension or subsequent offering period, if applicable	By appraisal
Special Reporting	By appraisal
Custom Web Enhancements	By appraisal
DTC Fee per New CUSIP (pass through expense)	$1,000
QuickCert Set-up Fee	$350
Dedicated 1-800 Telephone Line Service	$500
Set-up Automated Telephone Service	By appraisal
Annual Facility Fee (billed annually)
●0 – 100 holders (at start of job)	$500
●101 – 2,500 holders (at start of job)	$1,000
●2,500 – 5,000 holders (at start of job)	$1,500
●Over 5,000 holders (at start of job)	$2,000
Subsequent Distribution
●< 100 accounts	$1,500
●< 250 accounts	$2,500
●< 500 accounts	$5,000
●< 501 +_accounts	By appraisal
Per Item – Special Handling (restricted, etc.)	By appraisal
Per INIGO (Item Not in Good Order) for Voluntary Offers	$50
Per Withdrawal	$50
Per Guarantee Delivery	$50
Per Sale of Rights	$50
Per Certificate Issued (handling)	$12
Per QuickCert Issued (handling)	$8
Additional Mailings – Set-up Fee (plus per item if new population)	By appraisal
Per File Download/Export	$1,000
Per Wire USD	$100
Per Wire Non-USD	$200
Per Wire Reject	$150
Refund Checks	$5.50
Sale of Fractional Shares in Open Market	$2,500
Onsite Support	$1,000/day + expenses
Requesting of Weekend/Holiday Processing	$200/hour
Expedited Program Support/Closing	$450/hour

Depositary and IA Agreement 2022	Page 25

Description	Amount
DWAC, each	$110
Wire Transfers (inbound & outbound), each	$100
Per Item Rush Fee
●Same day	$200
●Next day	$100
Expedited Review and Set-up
●Less than 5 days	$2,500
●Less than 3 days	$5,000
●Less than 2 days	$6,500
●Same day	$8,500

PAYMENT FOR SERVICES

It is agreed that an invoice for the Project Management fee will be rendered and payable on the effective date of the transaction. An invoice for any expense and per item fees realized will be rendered and payable on a monthly basis.

Depositary and IA Agreement 2022	Page 26

Exhibit C

LIST OF AFFILIATES

Shareholder	Certificate Numbers of Old Shares	Disposition

SHARES INELIGIBLE FOR EXCHANGE

Shareholder	Certificate Numbers of Old Shares	Disposition

Depositary and IA Agreement 2022	Page 27

PLANS AFFECTED BY THIS EXCHANGE

Plan Name	Plan Administrator	Disposition

Depositary and IA Agreement 2022	Page 28

Exhibit D

WIRE INSTRUCTIONS

PLEASE WIRE ALL FUNDS RELATED TO THIS TRANSACTION USING THE FOLLOWING INSTRUCTIONS:

Bank Name:	JP Morgan
Account Name:	Computershare Inc., Corporate Funding Account
Number:	657579038
ABA Routing Number:	021000021

Ref: Delaware Enhanced Global
IF YOU HAVE ANY QUESTIONS, OR NEED ADDITIONAL INFORMATION PLEASE CALL ME.

MICHAEL BATTISTA
CORPORATE ACTIONS
T (201) 680-3285
Michael.battista@computershare.net

Depositary and IA Agreement 2022	Page 29